SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 29, 2013

United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(Address of Principal Executive Offices)

(304) 424-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

After the close of business on January 29, 2013, United Bankshares, Inc. (“United”), entered into an Agreement and Plan of Reorganization (the “Agreement”) with Virginia Commerce Bancorp, Inc. (“VCBI”), a Virginia corporation headquartered in Arlington, Virginia. In accordance with the Agreement, VCBI will merge with and into a wholly-owned subsidiary of United (“the Merger”). At the effective time of the Merger, VCBI will cease to exist and the wholly-owned subsidiary of United shall survive and continue to exist as a Virginia corporation.

The Agreement provides that at the effective time of the Merger, each outstanding share of common stock of VCBI will be converted into the right to receive 0.5442 shares of United common stock, par value $2.50 per share.

Pursuant to the Agreement, at the effective time of the Merger, VCBI’s outstanding stock options and trust preferred warrants will be converted into options to purchase United’s common stock and warrants to purchase United common stock. In addition, the warrant held by the United States Department of Treasury to purchase common stock of VCBI will be converted into a warrant to purchase common stock of United.

After the effective time of the Merger, Virginia Commerce Bank, a wholly-owned subsidiary of VCBI, will merge with and into United Bank, a wholly-owned indirect subsidiary of United (the “Bank Merger”). United Bank will survive the Bank Merger and continue to exist as a Virginia banking corporation.

Consummation of the Merger is subject to approval of the shareholders of United and VCBI, the receipt of all required regulatory approvals, as well as other customary conditions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K (“Report”) and is incorporated herein by reference. The Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information about United or its subsidiaries or affiliates. The representations, warranties and covenants contained in the Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of United or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by United.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

2.1	Agreement and Plan of Reorganization, dated as of January 29, 2013, by and between United Bankshares, Inc. and Virginia Commerce Bancorp, Inc. (listed disclosure schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). United agrees to furnish a supplemental copy of such schedule upon request of the SEC).

Additional Information About the Merger and Where to Find It

Shareholders of VCBI and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4 that United will file with the Securities and Exchange Commission in connection with the proposed merger because it will contain important information about United, VCBI, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. Investors will be able to obtain all documents filed with the SEC by United and VCBI free of charge at the SEC’s Internet site (http://www.sec.gov). In addition, documents filed with the SEC by United will be available free of charge from the Corporate Secretary of United Bankshares, Inc., 514 Market Street, Parkersburg, West Virginia 26101 telephone (304) 424-8800. The proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing United’s website at www.ubsi-inc.com under the tab “Investor Relations” and then under the heading “SEC Filings” or by accessing VCBI’s website at www.vcbonline.com under the tab “About VCB” and then under the heading “Investor Relations”, “Financial Documents” and “SEC Filings”. You are urged to read the proxy statement/prospectus carefully before making a decision concerning the merger.

Participants in the Transactions

United, VCBI and their respective directors, executive officers and certain other members of management and employees may be deemed “participants” in the solicitation of proxies from VCBI’s shareholders in favor of the merger with United. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the VCBI and United shareholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC.

You can find information about the executive officers and directors of United in its Annual Report on Form 10-K for the year ended December 31, 2011 and in its definitive proxy statement filed with the SEC on April 4, 2012. You can find information about VCBI’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2011 and in its definitive proxy statement filed with the SEC on March 14, 2012. You can obtain free copies of these documents from United, or VCBI using the contact information above.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.

Date:	January 31, 2013	By:	/s/ Steven E. Wilson
Steven E. Wilson, Executive Vice President,
Treasurer, Secretary and Chief Financial Officer